Exhibit 99.3

AVANGRID Declares Quarterly Dividend

(Orange, CT – February 13, 2019) Today AVANGRID, Inc. (NYSE:AGR) announced that its Board of Directors declared a quarterly dividend of $0.44 per share on its Common Stock at today’s Board meeting. This dividend is payable April 1, 2019 to shareholders of record at the close of business on March 8, 2019.

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About AVANGRID: AVANGRID, Inc. (NYSE: AGR) is a leading, sustainable energy company with approximately $32 billion in assets and operations in 24 U.S. states. AVANGRID has two primary lines of business: Avangrid Networks and Avangrid Renewables. Avangrid Networks owns eight electric and natural gas utilities, serving 3.2 million customers in New York and New England. Avangrid Renewables owns and operates 7.2 gigawatts of electricity capacity, primarily through wind power, with a presence in 22 states across the United States. AVANGRID supports the Sustainable Development Goals approved by the member states of the United Nations and earned the Compliance Leader Verification certification from the Ethisphere Institute, a third party verification of its ethics and compliance program, AVANGRID employs approximately 6,500 people. For more information, visit www.avangrid.com

Investor Contact:

•	Patricia Cosgel
patricia.cosgel@avangrid.com
203.499.2624